UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

---------------------------

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)  February 28, 2005

THE DEWEY ELECTRONICS CORPORATION.
(Exact name of registrant as specified in its charter)


New York
(State or other
jurisdiction of
incorporation)

0-2892
(Commission File
Number)

13-1803974
(I.R.S. Employer
Identification Number)


27 Muller Road
Oakland, New Jersey
(address of principal executive
offices)
07436
(Zip Code)


Registrant's telephone number, including area code: (201) 337-4700


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__  Written communications pursuant to Rule 425 under the Securities
Act

__  Soliciting material pursuant to Rule 14a-12 under the Exchange
Act

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act



Item 1.01.  Entry into a Material Definitive Agreement

On February 24, 2005, The Dewey Electronics Corporation (the "Company") and Sovereign Bank (the "Bank") entered into a Term Loan Agreement (the "Loan Agreement") that replaced, and restructured the remaining balance due on, the Company's Mortgage Note agreement with the Bank which matured in January 2005. Pursuant to the Loan Agreement, the Company has borrowed $(292,187) from the Bank for a term ending February 23, 2007, at a fixed annual interest rate of 5.56 percent. This loan is secured by a first lien on all of the Company's accounts receivable, machinery, equipment and other personal property (the "Collateral") and is subject to customary representations, covenants, and default provisions in favor of the Bank.

The Company also has a line of credit agreement with the Bank in the amount of $500,000 at an annual interest rate equal to the Bank's prime rate plus .25 percent. Effective November 1, 2004, this line of credit agreement was renewed through October 31, 2005. As of February 24, 2005, there were no outstanding borrowings against this line of credit facility. In the event that the Company borrows funds under this line of credit facility, the loan would be co-collateralized by the Collateral.

During 1998, Gordon C. Dewey, the Company's co-founder, lent the Company a total of $200,000. The Company's note payable is unsecured and bears interest at the rate of 9 percent per annum. This note was subordinate to the Company's Mortgage Note with the Bank, but is not subordinate to the new Loan Agreement with the Bank described above. It is repayable upon demand by Frances D. Dewey, Mr. Dewey's widow.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DEWEY ELECTRONICS CORPORATION

Date: February 28, 2005

/s/ Thom A. Velto
Thom A. Velto, Treasurer
Principal Accounting Officer